Exhibit 99.(j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 18, 2016 relating to the financial statements and financial highlights which appears in the December 31, 2015 Annual Report to Shareholders of Virtus Insight Trust, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, "Non-Public Portfolio Holdings Information", "Independent Registered Public Accounting Firm" and "Financial Statements" in such Registration Statement.

PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

April 20, 2016